FOR IMMEDIATE RELEASE Nasdaq: NSIT

Insight Receives Nasdaq Staff Deficiency Letter
Relating To Late Filing of 2008 Annual Report on Form 10-K

Tempe, Ariz. – March 4, 2009 – Insight Enterprises, Inc., (the “Company” or “Insight”) today announced that it received a Nasdaq Staff Deficiency Letter (the “Nasdaq Letter”) indicating that the Company fails to comply with Marketplace Rule 4310(c)(14), which requires the timely filing of all reports and other documents filed or required to be filed with the Securities and Exchange Commission, because the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”). The Nasdaq Letter stated that, under the Marketplace Rules, the Company has 60 calendar days to submit a plan to regain compliance, and that if the plan is accepted, Nasdaq can grant the Company an exception of up to 180 calendar days from the due date of the Annual Report, or until August 31, 2009, to regain compliance. The Company intends to timely submit a plan to regain compliance.

FORWARD-LOOKING INFORMATION

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements, include, but are not limited to risks, uncertainties and assumptions including and other risk factors that are described in “Risk Factors” in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007. There may be other risks that are otherwise described from time to time in the reports that the Company files with the Securities and Exchange Commission. Any forward-looking statement in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company assumes no obligation to update, and does not intend to update, any forward-looking statements. The Company does not endorse any projections regarding future performance that may be made by third parties.

About Insight
Insight Enterprises, Inc. is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Glynis Bryan	Helen Johnson
	Chief Financial Officer	Senior VP, Treasurer
	Tel. 480-333-3390	Tel. 480-333-3234

Email glynis.bryan@insight.com Email helen.johnson@insight.com

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